UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2008

Antares Pharma, Inc.

(Exact Name of Registrant Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	1-32302 (Commission File Number)	41-1350192 (I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 609-359-3020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with Jack E. Stover

Jack E. Stover has been employed by Antares Pharma, Inc. (the “Company”) pursuant to an Employment Agreement, dated July 22, 2004 (the “Prior Agreement”) described in greater detail in the Company’s Definitive Proxy Statement on Schedule 14A relating to the Company’s 2004 Annual Meeting of Stockholders.

On March 11, 2008, the Compensation Committee of the Company’s Board of Directors (the “Committee”) approved amendments to the Prior Agreement to (i) reflect Mr. Stover’s appointment to the position of Chief Executive Officer of the Company on September 1, 2004, (ii) comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) make certain other desired changes. Such amendments were included in the Amended and Restated Employment Agreement, dated March 11, 2008 (the “Amended Agreement”) which supersedes in the entirety the terms of the Prior Agreement. The Amended Agreement is effective as of March 11, 2008.

Term. The Amended Agreement extends the term of Mr. Stover’s employment with the Company through March 11, 2011, with automatic one-year extensions thereafter, unless terminated earlier by either party upon ninety days’ prior written notice.

Compensation and Benefits. The Amended Agreement provides Mr. Stover with a base salary of $385,000 each year, which will be subject to increase (but not decrease) based upon the performance of Mr. Stover and the Company, as determined by the Committee. In addition to a base salary, Mr. Stover will be eligible to receive a targeted annual bonus of up to 55% of his base salary based on the achievement of performance goals and targets as determined by the Committee. The performance goals and targets will be determined by the Committee in consultation with Mr. Stover and will be communicated to Mr. Stover in writing no later than March 1 of each calendar year. Mr. Stover will also be eligible to participate in the Company’s benefit plans, if any, in accordance with their terms, and will be entitled to not less than five weeks of paid vacation each calendar year, as well as reimbursement of all reasonable business expenses incurred by Mr. Stover in the performance of his duties and automobile-related expenses of up to $1,100 each month. The Company will also reimburse Mr. Stover for reasonable attorneys’ fees, up to a maximum of $10,000, he incurred in connection with the negotiation and drafting of the Amended Agreement.

Equity Grants. Pursuant to the Amended Agreement, contemporaneously with the effective date of the Amended Agreement, Mr. Stover will be granted an incentive stock option to purchase 50,000 shares of common stock of the Company pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Equity Plan”) (or a successor plan) at an exercise price equal to the closing price of the Company’s common stock on the date of grant (the “Sign-On Option”). The Sign-On Option will vest 33-1/3% per year over three years commencing on the first anniversary of the date of grant and each anniversary thereafter until the Option is fully vested. In addition, provided Mr. Stover is employed by the Company at the time of the applicable event, Mr. Stover will be eligible to receive one or more performance stock bonuses based upon the achievement of certain performance goals in the form of shares of common stock of the Company as determined by the Committee. The performance stock bonuses, if earned, will be 100% vested upon issuance and will be granted under the 2006 Equity Plan (or a successor plan) and be subject in all respects to the terms of the Performance Stock Bonus Agreement evidencing the terms and conditions of the grant. The performance goals for Mr. Stover’s performance stock bonuses fall into six categories. Within the categories, there are an aggregate of fifteen (15) goals which include annual revenue targets, profitability over an established time period and market capitalization targets or M&A activity at established capitalization minimums, as well as product and device approvals.

Pursuant to the Amended Agreement, Mr. Stover acknowledges and agrees that as of the effective date of the Amended Agreement, the Performance Stock Bonus Agreement supersedes and replaces Sections 3(e)(2) and (3) of the Prior Agreement relating to Mr. Stover’s right to receive certain additional equity grants, Mr. Stover will have no further rights to receive the stretch equity grant as described in Section 3(f) of the Prior Agreement, and Mr. Stover has earned zero (0) shares with respect to the stretch equity grant.

Mr. Stover will also be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives, at levels determined by the Committee in its sole discretion, commensurate with Mr. Stover’s position as Chief Executive Officer.

Termination of Employment. The Amended Agreement provides that if Mr. Stover’s employment is terminated by the Company for cause or if Mr. Stover voluntarily terminates his employment without good reason, no payments will be due under the Amended Agreement to Mr. Stover, except for any amounts earned, accrued and owing, but not yet paid (including any benefits accrued and due under any applicable benefit plans and programs of the Company).

If Mr. Stover’s employment is terminated by the Company without cause or Mr. Stover resigns for good reason, Mr. Stover will be entitled to (i) a severance payment equal to twelve months of his base salary (or 24 months of his base salary if Mr. Stover is terminated without cause or resigns for good reason during the one-year period following a change in control in which the transaction proceeds equals or exceeds $175 million), (ii) a pro-rated bonus payment for the year of termination based on actual performance and the number of days Mr. Stover was employed by the Company in the year of his termination, (iii) continued medical and dental coverage for twelve months and (iv) continued eligibility to receive the performance stock bonuses for a period of ninety days following his termination of employment as if Mr. Stover had continued employment during such period. Mr. Stover will be entitled to receive the foregoing severance payments and benefits only if he executes and does not revoke a written release and so longs as he continues to comply with the provisions of any confidentiality, non-competition and non-solicitation agreement to which Mr. Stover is subject.

If Mr. Stover’s employment is terminated on account of his disability or death, the Company will pay Mr. Stover (or in the event of his death, his estate) the same foregoing payments and benefits (subject to the same conditions), except that in the event of Mr. Stover’s death, he will receive twelve months of his base salary in a lump sum within thirty days of his death.

Change in Control. Mr. Stover will be entitled to the same payments and benefits (subject to the same conditions) Mr. Stover would have received had he been terminated without cause or for good reason described above if there is a change in control of the Company and if either one of the following events occurs: (i) Mr. Stover voluntarily terminates employment without good reason within thirty days after consummation of the change in control or (ii) Mr. Stover remains employed with the surviving corporation following the change in control for a transition period and then voluntarily terminates his employment without good reason within thirty days after the end of such transition period.

Notwithstanding any provision to the contrary in the 2006 Equity Plan (or successor plan) or any applicable agreement, upon the occurrence of a change in control, all outstanding equity rights held by Mr. Stover immediately prior to the change in control will become fully vested and/or exercisable, as the case may be, immediately prior to the change in control (without regard to Mr. Stover’s termination of employment).

The Amended Agreement also provides that if the payments and benefits otherwise payable to Mr. Stover under the Amended Agreement would constitute excess parachute payments within the meaning of section 280G of the Code, then the Company will reduce such payments and benefits to an amount that would avoid any excise taxes under section 4999 of the Code, provided that such reduction would provide Mr. Stover with a greater net after-tax benefit than would no reduction.

Compliance with Applicable Law. The Amended Agreement will be interpreted to avoid any penalty sanctions under section 409A of the Code. If at the time of Mr. Stover’s termination of employment with the Company, the Company has securities which are publicly-traded on an established securities market and Mr. Stover is a specified employee (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to the Amended Agreement as a result of such termination of employment, then the Company will postpone the commencement of the payment of any such payments or benefits (without any reduction in such payments or benefits ultimately paid or provided to Mr. Stover) that are not otherwise exempt from section 409A of the Code for a period of at least six months following Mr. Stover’s termination of employment with the Company. Any amounts postponed will accrue interest at the annual rate of 4% and will be paid to Mr. Stover in a lump sum on the first payroll date following the end of the six-month period.

Restrictive Covenants. The Amended Agreement also provides that Mr. Stover will maintain the confidentiality of all confidential information obtained by him as a result of his employment with the Company. Further, during the term of Mr. Stover’s employment with the Company, and for the one-year period after Mr. Stover’s termination of employment, Mr. Stover cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the copy of the Amended Agreement which is attached as Exhibit 10.1 and which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement with Jack E. Stover, dated March 11, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.
Date: March 12, 2008	By: /s/ ROBERT F. APPLE
Robert F. Apple Senior Vice President and Chief Financial Officer

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